Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated August 7, 2008
USD 1 Year Floating Rate Notes

Amended Indicative Terms and Conditions

Issuer:	Eksportfinans ASA

Status:	Senior, unsecured and unsubordinated

Ratings:	Aaa (negative outlook) by Moody’s / AA+ by S&P / AAA by Fitch

Form:	US MTN

Currency:	United States Dollars (“USD”)

Notional Amount:	USD 100,000,000

Trade Date:	August 7, 2008

Issue Date:	August 13, 2008

Maturity Date:	August 13, 2009

Issue Price:	100.00%

Redemption:	100.00%

Coupon:	3 month USD LIBOR minus 13 bps

Basis:	Interest will be calculated on the basis of Act/360, adjusted

Coupon Payment Dates:	Quarterly on every February 13, May 13, August 13 and November 13, commencing from November 13, 2008 up to and including the Maturity Date.

LIBOR Reference:	3M-USD-LIBOR-BBA (Reuters LIBOR01)

Business Days:	Fixing: London Payment: London & New York

Business Day Convention:	Modified Following Business Day

Clearing:	DTC

Denominations:	USD 100,000

Application for Listing:	New York Stock Exchange

Documentation:	Issued off the Issuer’s US MTN Programme

Lead Manager and Underwriter:	Barclays Bank PLC

Net Proceeds to the Issuer:	99.97% Of Notional (USD 99,970,000)

All-in Cost to the Issuer:	3m USD LIBOR minus 10 bps

Tax Consequences:	The notes will be treated as short-term debt securities, as described under “Taxation in the United States — Short-term debt securities” in the accompanying prospectus.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Barclays Bank PLC will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, ext. 2663.

Historical Information

The following graph sets forth the daily levels of the LIBOR Reference from August 8, 2003 to August 1, 2008. The information listed below was obtained from Bloomberg without independent verification. The historical levels of the LIBOR Reference should not be taken as an indication of future performance, and no assurance can be given that the LIBOR Reference will not decrease such that you would receive only the principal amount of your notes at maturity.